For Immediate Release
February 23, 2009

AJS BANCORP, INC. ANNOUNCES FOURTH QUARTER RESULTS.

AJS Bancorp, Inc. (OTCBB; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, Midlothian, Illinois today reported a consolidated net loss of $2.5 million for the quarter ended December 31, 2008 as compared to a consolidated net loss of $96,000 for the same quarter in 2007.  Basic and diluted loss per share were $1.24 for the quarter ended December 31, 2008 compared to a basic and diluted loss of $0.05 per share for the quarter ended December 31, 2007.  The larger net loss during the quarter primarily reflects an increase in the provision for loan losses and a decrease in non-interest income partially offset by a decrease in non-interest expense.  Net loss for the year ended December 31, 2008 was $2.1 million compared to net income of $559,000 for the year ended December 31, 2007.  Basic and diluted loss was $1.02 per share for the year ended December 31, 2008 compared to basic earnings per share of $0.27 and diluted earnings per share of $0.26 for the year ended December 31, 2007. As discussed in more detail below, the net loss in 2008 compared with net income in 2007 primarily reflects an increase in the provision for loan losses, a decrease in net interest income, and a decrease in non-interest income, offset by a decrease in non-interest expense.  All information except at, and for, the year ended December 31, 2007 is unaudited.

As previously announced, the Company’s Board of Directors has declared a quarterly dividend of $0.11 cents per share. The dividend is payable on February 27, 2009, to stockholders of record on February 13, 2009.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares and has received regulatory non-objection to do so.  At December 31, 2008, the Company held cash totaling $7.4 million.  At December 31, 2008 the Bank’s tier 1 capital ratio as well as its tangible capital ratio was 10.2%, and its risk-based capital ratio was 22.5%.

Total consolidated assets as of December 31, 2008 were $244.0 million, a decrease of $4.4 million or 1.8% from $248.3 million at December 31, 2007.  The decrease was primarily due to a decrease in cash and cash equivalents and loans receivable, partially offset by an increase in certificates of deposits at other financial institutions and securities.  Loans receivable decreased $6.6 million or 4.9% to $126.4 million at December 31, 2008 from $133.0 million at December 31, 2007.  The decrease in loans was primarily due to payoffs and more stringent underwriting and credit standards in the commercial and home equity loan categories, reflecting management’s decision to be more conservative in its loan originations during the severe economic downturn.  Certificates of deposit increased $3.8 million or 126.8% to $6.8 million at December 31, 2008 from $3.0 million at December 31, 2007.  The Company invested $4.0 million during the first quarter of 2008 in certificates of deposit at other financial institutions.  The certificates were invested in maximum increments of $100,000 with yields ranging from 3.25% to 3.40% and maturities ranging from nine months to three years.  Securities increased $8.4 million or 10.4% to $89.9 million at December 31, 2008 from $81.4 million at December 31, 2007.  The increase in securities primarily reflects purchases of $13.0 million of fixed-rate government-backed notes and bonds, of which $10.0 million had call features, and $36.2 million in mortgage-backed securities. The average term to maturity of the fixed-rate note and bond securities was 90 months; the average term to maturity of the mortgage-backed securities was 114 months.

Total liabilities decreased $3.5 million or 1.6% to $216.9 million from $220.4 million primarily due to a decrease in deposits partially offset by an increase in Federal Home Loan Bank Advances (“FHLB”).  Deposits decreased $10.2 million to $180.3 million at December 31, 2008 from $190.5 million at December 31, 2007 while FHLB advances increased $6.8 million to $30.2 million at December 31, 2008 from $23.4 million at December 31, 2007.  The decrease in deposits occurred in the certificates of deposit category, while the balances of passbook and money market accounts both increased.  The Bank borrowed $13.8 million in fixed rate advances from the FHLB during 2008.  The advances had maturities of two to five years with a weighted average cost of 3.3%.

The Company had non-performing assets of $4.5 million as of December 31, 2008 and $934,000 as of December 31, 2007.  The increase in non-performing assets resulted mainly from an increase in non-performing commercial real estate loans.  The allowance for loan losses totaled $2.7 million at December 31, 2008 and $1.5 million at December 31, 2007.  This represents a ratio of the allowance for loan losses to gross loans receivable of 2.12% at December 31, 2008 and 1.15% at December 31, 2007.

The Company has six single-family loans on non-accrual status, one of which is also impaired, as of December 31, 2008.  The Company has two commercial lending relationships with principal balances in excess of $500,000 that are impaired and on non-accrual as of December 31, 2008.  Additionally, the Company has five commercial lending relationships that are impaired, but are not more than 90 days delinquent at December 31, 2008, two of which have principal balances in excess of $500,000.  The following paragraphs detail further information on the large commercial loans.  The Company has no large single family or other loans that are impaired or more than 90 days delinquent as of December 31, 2008.

The Company has a $4.0 million participation interest in a $26.2 million loan secured by vacant land that the borrower intended to develop into a residential/commercial site.  The borrower defaulted on the loan and the property is now in foreclosure proceedings.  The lead lender conducted an appraisal of the property in the fourth quarter of 2008 that reflects a range of fair values based upon city zoning and the retention of the property’s tax incentive (“TIF”) status.  Based on the appraisal and consideration of all known facts, the Company has charged off $2.3 million of the outstanding loan balance at December 31, 2008.

The Company has three mortgage loans to one borrower totaling $2.7 million secured by two retail office space commercial buildings.  The borrower defaulted on these mortgage loans, therefore the properties are currently in foreclosure proceedings. During the fourth quarter, management obtained updated appraisals on these properties.  Based on deterioration in fair values, as detailed in the appraisal, the Company charged off $957,000 of the outstanding loan balance as of December 31, 2008.

The Company has a $3.0 million or 3.3% participation in a $91.5 million loan secured by an indoor water park.  Though the borrower continued to pay interest through December

2008, they previously indicated that they were in financial difficulty and wanted to restructure the interest-only loan.  Several troubled debt restructuring options have been presented; however, the most recent plans have not been accepted.  Due to negative cash flows and identified concerns with the borrower, the Company has recorded a $600,000 impairment reserve on this property as of December 31, 2008.

The Company has a $2.9 million mortgage loan on a 46 unit apartment building in Chicago that is deemed to be impaired, but in which the borrower is current in its payments as of December 31, 2008.  The borrower had experienced financial difficulty and requested the loan be restructured in the fourth quarter of 2008.  The Company restructured the interest rate on the loan and obtained an appraisal on the property in December of 2008.  Accordingly, the Company has recorded a $600,000 impairment reserve on this property as of December 31, 2008.

While these properties are in the midst of foreclosure or possible restructuring there is no guarantee that the fair value of the properties will not decline further.  Therefore, although the Company recorded its best estimate of probable losses expected at December 31, 2008, there may be additional losses on these properties in the future.

Total stockholders’ equity decreased $831,000 to $27.1 million at December 31, 2008 from $27.9 million at December 31, 2007.  The decrease in stockholders’ equity primarily resulted from the net loss of $2.1 million during the twelve months ended December 31, 2008 and the repurchase of shares of the Company’s stock during the twelve months ended December 31, 2008, offset by an increase in other comprehensive income due to the increased fair value of the available for sale securities portfolio.  The Company repurchased 11,239 shares of its common stock at a cost of $197,000 during the twelve months ended December 31, 2008.  In addition, during the year the Company declared and paid four quarterly dividends of $0.11 cents per share, and one special dividend of $0.50 per share.  With the non-objection of the Office of Thrift Supervision (“OTS”) AJS Bancorp, MHC (the “MHC”) waived 100% of the dividends due on its 1,227,544 shares.  The fair value, net of taxes, of the available for sale securities portfolio increased $1.5 million at December 31, 2008 compared to a tax effective increase in fair value of $695,000 at December 31, 2007.

INCOME INFORMATION – THREE MONTH PERIODS ENDED DECEMBER 31, 2008 AND 2007:

Net interest income increased by $11,000 or 0.8% to $1.5 million for the quarter ended December 31, 2008 when compared to the same quarter in 2007.  The increase in net interest income was primarily due to the cost of the average outstanding interest-bearing liabilities decreasing at a faster pace than the yields decreased on the average outstanding interest-earning assets.  The average interest-earning assets to average interest-bearing liabilities increased to 109.60% for the three months ended December 31, 2008 compared to 109.38% for the three months ended December 31, 2007.  Average interest earning assets were $231.1 million and $236.8 million during the comparative 2008 and 2007 quarters while the average yield was 4.86% and 5.60%, respectively.  Average interest-bearing liabilities were $210.8 million and $216.5 million during the comparative 2008 and 2007 quarters while the average cost was 2.55% for the three months ended December 31, 2008 compared to 3.43% for the same period in 2007.  Our net interest rate spread increased 15 basis points to 2.32% from 2.17% while our net interest margin increased 8 basis points to 2.54% from 2.46%.

The Company recorded $4.3 million in provisions for loan losses during the three months ended December 31, 2008, compared to $250,000 in provisions for loan losses recorded for the three months ended December 31, 2007.  The loan loss provision made for the three months ended December 31, 2008 were based, in part, on the continuation of negative economic trends, as well as, charge-offs and impairment reserves recorded on commercial loan properties.  The Company recorded $3.0 million in charge-offs on commercial loans during the three months ended December 31, 2008.  These loans and the properties securing these loans are discussed in-depth in the preceding paragraphs.  The Company had a 2.12% allowance for loan loss to gross loans receivable at December 31, 2008 compared to 1.15% allowance for loan loss to gross loans receivable at December 31, 2007.  At December 31, 2008 the FAS 5 portion of the allowance was 1.08%, whereas at December 31, 2007 the FAS 5 portion of the allowance was 1.15%.  Based on economic and real estate downturns and with consideration to the increase in Company charge offs, the Company has increased its FAS 5 general reserve allocations.  The comparative year over year decrease in the FAS 5 general reserve is the result of $10.3 million of loans that were included in the FAS 5 general reserve at December 31, 2007 that are now specifically evaluated for impairment under FAS 114.  Had these loans remained in the FAS 5 general reserve at December 31, 2008, the FAS 5 general reserve to gross loans would have been 0.15% higher, or 1.23%.  Any loan loss provisions made are to maintain the allowance at levels that reflect management’s estimate of known and inherent losses in our loan portfolio.

Non-interest income decreased $75,000 to $171,000 for the quarter ended December 31, 2008 from $246,000 for the comparable quarter in 2007.  Insurance commission income decreased $36,000 or 92.3% for the three months ended December 31, 2008 when compared to the same period in 2007.  Insurance commissions decreased primarily due to a decrease in the sale of fixed and variable rate annuities for the comparable quarters as investors avoided most non-insured financial market instruments.  Service charges on accounts decreased $49,000 or 35.5% to $89,000 for the quarter ended December 31, 2008 compared to $138,000 for the comparative quarter in 2007.  The decrease in service charges primarily reflects a decrease in prepayment penalties and late fees paid during the quarter ended December 31, 2008 compared to the same quarter in 2007.  Other non-interest income increased $10,000 or 14.5% to $79,000 for the quarter ended December 31, 2008 compared to $69,000 for the comparative quarter in 2007.  The increase was primarily due an increase in rental income for the comparative quarters.

Non-interest expense decreased $195,000 or 11.9% to $1.4 million for the quarter ended December 31, 2008 from $1.6 million for the comparable period in 2007.  The decrease primarily reflects decreases in salaries and employee benefits and other non-interest expense, offset by an increase in occupancy expense.  Salaries and employee benefits decreased $76,000 or 9.4% to $733,000 for the quarter ended December 31, 2008 compared to $809,000 for the same period last year.  Salaries and employee benefits decreased primarily due to a reduction in the cost of the recognition and retention and stock option plans.  The awards under these plans were fully vested as of May 21, 2008, and accordingly, the benefit expense decreased $65,000 for the comparable periods.  Other non-interest expense decreased $188,000 or 37.1% to $319,000 for the quarter ended December 31, 2008 compared to $507,000 for the same period in 2007.  The decrease in other non-interest expense items is primarily due a $233,000 other than temporary impairment charge associated with a mutual fund that was incurred in the fourth quarter of 2007.  The Company sold this mutual fund in April of 2008 to avoid expected further declines in fair value, which did occur.  Occupancy expense increased $51,000 or 32.5% to $208,000 for the quarter ended December 31, 2008 compared to $157,000 for the same quarter in 2007.  The increase reflects the Company’s successful appeal of the real estate tax assessment and the resulting refund of real estate taxes received during the quarter ended December 31, 2007.

Our federal and state tax benefit increased $1.5 million to $1.6 million for the quarter ended December 31, 2008 from a tax benefit of $90,000 during the same period of 2007.  This is primarily due to lower pre-tax loss during the period.

Other financial information is included in the tables that follow.

This press release contains certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”, “intend”, “anticipate”,  “should”, “planned”, “estimated” and “potential”.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact:	Lyn G. Rupich
President
708-687-7400

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
	31-Dec-08	31-Dec-07
ASSETS

Cash and due from financial Institutions	$7,335	$18,296
Federal funds sold	58	77
TOTAL CASH AND CASH EQUIVALENTS	7,393	18,373

Certificates of Deposit	6,797	2,997
Securities	89,876	81,447
Loans receivable net of allowance for loan loss
of $2,734 at December 31, 2008, and $1,539 at
December 31, 2007.	126,395	132,966
Federal Home Loan Bank Stock	2,450	2,450
Premises and equipment	4,262	4,282
Accrued interest receivable & other assets	6,797	5,834
TOTAL ASSETS	$243,970	$248,349

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	180,291	190,534
Federal Home Loan Bank advances	30,175	23,350
Advance payments by borrowers for taxes
and insurance	1,502	1,551
Accrued expenses and other liabilities	4,905	4,986

TOTAL LIABILITIES	216,873	220,421
TOTAL EQUITY	27,097	27,928
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY	$243,970	$248,349

	31-Dec-08	31-Dec-07
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees	$7,737	$8,492
Securities	3,762	3,791
Interest earning deposits & other	447	1,458
Federal funds sold	53	149
TOTAL INTEREST INCOME	11,999	13,890

INTEREST EXPENSE ON DEPOSITS
Deposits	4,635	6,561
Federal Home Loan Bank & Other	1,299	1,139
Total Interest Expense	5,934	7,700
NET INTEREST INCOME	6,065	6,190
Provision for loan losses	4,328	179
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	1,737	6,011

NON-INTEREST INCOME
Insurance commissions	54	143
Service charges on accounts	410	497
Other	301	218
TOTAL NON-INTEREST INCOME	765	858

NON-INTEREST EXPENSE
Salaries and employee benefits	3,110	3,255
Occupancy	849	779
Advertising & promotion	282	271
Data processing	375	342
Other	1,364	1,388
TOTAL NON-INTEREST EXPENSE	5,980	6,035

INCOME (LOSS) BEFORE INCOME TAXES	(3,478)	834
Income tax expense	(1,407)	275
NET INCOME (LOSS)	$(2,071)	$559

Earnings (loss) per share, basic	$(1.02)	$0.27
Earnings (loss) per share, diluted	$(1.02)	$0.26

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands
For the Three months ended 12/31/08

	For the Three	For the Three
	Months ended	Months ended
	12/31/2008	12/31/2007
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees	$1,713	$2,148
Securities	1,028	995
Interest earning deposits & other	68	171
Federal Funds Sold	0	0
TOTAL INTEREST INCOME	2,809	3,314

INTEREST EXPENSE ON DEPOSITS
Deposits	1,023	1,587
Federal Home Loan Bank & Other	319	271
Total Interest Expense	1,342	1,858
NET INTEREST INCOME	1,467	1,456
Provision for loan losses	4,315	250
NET INTEREST INCOME (LOSS) AFTER
PROVISION FOR LOAN LOSSES	(2,848)	1,206

NON-INTEREST INCOME
Insurance commissions	3	39
Service charges on deposit accounts	89	138
Other	79	69
TOTAL NON-INTEREST INCOME	171	246

NON-INTEREST EXPENSE
Salaries and employee benefits	733	809
Occupancy	208	157
Advertising & promotion	86	78
Data processing	97	87
Other	319	507
TOTAL NON-INTEREST EXPENSE	1,443	1,638

LOSS BEFORE INCOME TAXES	(4,120)	(186)
Income Tax Expense	(1,596)	(90)
NET LOSS	$(2,524)	$(96)

AJS Bancorp, Inc.
Financial Highlights
(unaudited)	December 31, 2008	December 31, 2007
	(In thousands)
Selected Financial Highlights:
Total assets	$243,970	$248,349
Loans receivable, net	126,395	132,966
Securities	89,876	81,447
Deposits	180,291	190,534
Federal Home Loan Bank advances	30,175	23,350
Stockholders' equity	27,097	27,928

Book value per share (1)	13.38	13.71

Number of shares outstanding (2)	2,025,633	2,134,304

	Three months ended	Three months ended
	December 31, 2008	December 31, 2007
	(In thousands except per share information)
Selected Operations Data:
Total interest income	$2,809	$3,314
Total interest expense	1,342	1,858
Net interest income	1,467	1,456
Provision for loan losses	4,315	250
Net interest income (loss) after provision
for loan losses	(2,848)	1,206
Noninterest income	171	246
Noninterest expense	1,443	1,638
Income (loss) before taxes	(4,120)	(186)
Income tax provision	(1,596)	(90)
Net income (loss)	(2,524)	(96)

Basic loss per share	(1.24)	$(0.05)
Diluted loss per share	(1.24)	$(0.05)

	Three months ended	Three months ended
	December 31, 2008	December 31, 2007
Selected Operating Ratios:
Return on average assets	-4.10%	-0.15%
Return on average equity	-35.90%	-1.33%
Interest rate spread during the period	2.32%	2.17%
Net interest margin	2.54%	2.46%
Average interest-earning assets to average interest-
bearing liabilities	109.60%	109.38%
Efficiency ratio (3)	88.10%	96.24%

	Twelve months ended	Twelve months ended
	December 31, 2008	December 31, 2007
	(In thousands except per share information)
Selected Operations Data:
Total interest income	$11,999	$13,890
Total interest expense	5,934	7,700
Net interest income	6,065	6,190
Provision for loan losses	4,328	179
Net interest income after provision
for loan losses	1,737	6,011
Noninterest income	765	858
Noninterest expense	5,980	6,035
Income (loss) before taxes	(3,478)	834
Income tax provision	(1,407)	275
Net income (loss)	(2,071)	559

Earnings (loss) per share, basic	$(1.02)	$0.27
Earnings (loss) per share, diluted	$(1.02)	$0.26

	Twelve months ended	Twelve months ended
	December 31, 2008	December 31, 2007
Selected Operating Ratios:
Return on average assets	-0.83%	0.22%
Return on average equity	-7.31%	1.94%
Interest rate spread during the period	2.34%	2.11%
Net interest margin	2.59%	2.48%
Average interest-earning assets to average interest-
bearing liabilities	109.88%	112.24%
Efficiency ratio (3)	87.55%	85.63%

	As of	As of
	December 31, 2008	December 31, 2007
Asset Quality Ratios:
Non-performing assets to total assets	1.86%	0.38%
Allowance for loan losses to non-performing loans	60.25%	164.78%
Allowance for loan losses to loans receivable, gross	2.12%	1.15%

(1) Shareholders' equity divided by number of shares outstanding.
(2) Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.